As filed with the Securities and Exchange Commission on August 15, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELECTRONIC DATA SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7374	75-2548221
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5400 Legacy Drive

Plano, Texas 75024-3105

(972) 604-6000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

D. Gilbert Friedlander

Electronic Data Systems Corporation

5400 Legacy Drive

Plano, Texas 75024-3105

(972) 604-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Andrew M. Baker

Douglass M. Rayburn

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, TX 75201-2980

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)

6.0% Senior Notes due 2013, Series B	$1,100,000,000	100%	$1,100,000,000	$88,990

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 15, 2003

PROSPECTUS

ELECTRONIC DATA SYSTEMS CORPORATION

$1,100,000,000

Offer to Exchange

6.0% Senior Notes due 2013, Series B

for all outstanding

6.0% Senior Notes due 2013, Series A

The exchange notes:

•	will be freely tradable;

•	are otherwise substantially identical to the old notes; and

•	will not be listed on any securities exchange or on any automated dealer quotation system, but may be sold in the over-the-counter market, in negotiated transactions or through a combination of those methods.

The exchange offer:

•	expires at 5:00 p.m., New York City time, on , 200 , unless extended; and

•	is not conditioned upon any minimum aggregate principal amount of old notes being tendered.

In addition, you should note that:

•	all old notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act of 1933;

•	tenders of old notes may be withdrawn at any time before the expiration of the exchange offer;

•	the exchange of old notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes; and

•	the exchange offer is subject to customary conditions, which we may waive in our sole discretion.

You should consider carefully the risk factors beginning on page 10 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 200  .

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the closing date of the exchange offer, subject to certain black periods, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities Exchange Commission, or SEC. We are submitting this prospectus to holders of old notes so that they can consider exchanging the old notes for exchange notes. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer to exchange and issue the exchange notes in any jurisdiction where the offer or exchange is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

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WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. Our filings are also available free of charge from our website at www.eds.com. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We are “incorporating by reference” into this prospectus information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or the information we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

•	our Current Reports on Form 8-K dated April 2, 2003, April 22, 2003, June 24, 2003 and June 25, 2003.

We also incorporate by reference any future filings made with the SEC (excluding those filings made under Items 9 or 12 of Form 8-K) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the exchange offer expires or is terminated.

You may also obtain a copy of our filings with the SEC, other than an exhibit to those filings unless we have specifically incorporated an exhibit by reference therein, at no cost, by writing to or telephoning us at the following address:

EDS Investor Relations

5400 Legacy Drive

Mailstop: H1-2D-05

Plano, Texas 75024-3105

(972) 605-8933

To ensure timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than                 , 200   , which is five days before the exchange offer will expire at 5:00 p.m., New York City time, on         , 200   .

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus, including the information we incorporate by reference, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding estimated earnings, revenues, operating margins, cash flows, capital expenditures, restructuring charges, financing transactions, the impact of acquisitions and divestitures, the impact of certain client contracts, the impact of the adoption of accounting standards and other forward-looking financial information. In addition, we have in the past made and may in the future make other written or oral forward-looking statements, including statements regarding future operating performance, short- and long-term revenue and earnings, the timing of the revenue, earnings and cash flow impact of new and existing contracts, liquidity, the estimated future revenue from existing clients, the value of new contract signings, business pipeline and industry growth rates and our performance relative thereto. Any forward-looking statement may rely on a number

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of assumptions concerning future events and be subject to a number of uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements. These include, but are not limited to, the following:

•	competition in the industries in which we conduct business and the impact of competition on pricing, revenues and margins;

•	the impact of general economic and other conditions on the discretionary spending of our existing clients and our ability to obtain new business;

•	the degree to which third parties continue to outsource information technology, or IT, and business processes;

•	the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies modeled in our estimates;

•	for contracts with U.S. federal government clients, including our Navy Marine Corps Intranet, or NMCI, contract, the government’s ability to cancel the contract or impose additional terms and conditions due to changes in government funding or deployment schedules, military action or otherwise;

•	our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit, to arrange new client supported financing transactions or similar facilities and continue to access existing facilities;

•	the impact of rating agency actions on our ability to access capital and our cost of capital as well as the impact of such actions on our agreements that contain debt rating triggers;

•	the impact of third-party benchmarking provisions in certain client contracts;

•	the impact on a historical and prospective basis of accounting rules and pronouncements, including EITF 00-21;

•	the impact of claims, litigation and governmental investigations;

•	the success of our strategic reorganization and cost cutting initiatives and the timing and amount of any resulting benefits;

•	the impact of acquisitions and divestitures, including our ability to improve productivity and achieve synergies from acquired businesses;

•	our ability to attract and retain highly skilled personnel;

•	a reduction in the carrying value of our assets;

•	the impact of a bankruptcy or financial difficulty of a significant client on the financial and other terms of our agreements with that client;

•	the termination of a significant client contract, including our contract with General Motors, or GM;

•	with respect to the funding of our pension plan obligations, the performance of our investments relative to our assumed rate of return;

•	changes in tax laws and interpretations and failure to obtain treaty relief from double taxation;

•	failure to obtain or protect intellectual property rights; and

•	fluctuations in foreign currency and exchange rates.

When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus and the documents we have incorporated by reference. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

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SUMMARY

This summary highlights selected information from this prospectus to help you understand the terms of this exchange offer and the exchange notes. It likely does not contain all the information that is important to you or that you should consider in making a decision to exchange old notes for exchange notes. To understand all of the terms of this exchange offer and the exchange notes and to attain a more complete understanding of our business and financial situation, you should carefully read this entire prospectus and the information we have incorporated by reference herein.

Unless the context requires otherwise, the terms “Electronic Data Systems,” “EDS,” “our company,” “we,” “our,” “ours” and “us” refer to Electronic Data Systems Corporation. We refer to our 6.0% Senior Notes due 2013, Series A as the “old notes,” and to our 6.0% Senior Notes due 2013, Series B as the “exchange notes”. We collectively refer to the old notes and the exchange notes as the “notes.”

Our Company

General

EDS has been a leader in the global IT services industry for over 40 years. We provide the strategies, solutions, services and products to help our clients manage the business and technology complexities of the digital economy, bringing together the world’s best technologies and processes to address our clients’ critical business imperatives.

IT Outsourcing

Our core IT outsourcing business focuses on mainframe, systems integration, data-center, help-desk, desktop and business process services in addition to applications management and development. Our services include:

•	IT Infrastructure Outsourcing. We offer comprehensive, expert management of clients’ distributed IT environments through remote monitoring and management, request management, on-site systems support and asset tracking, including managing the desktop environment for end-user communities, implementation and maintenance of desktop infrastructure, help-desk services, managing local area networks and shared systems and technology lifecycle management. We also offer a continuum of fully managed, scalable, hosting services, including assisting clients with the implementation and hosting of their enterprise packaged applications, storage related consulting, mainframe management, security and privacy services and web hosting services.

•	Business Process Outsourcing. We offer a suite of solutions for the financial, business and government markets, including financial, mortgage and consumer lending transaction processing services. We enable clients to identify, acquire, service and retain their customers through our contact center outsourcing services, supply chain logistics services and business intelligence services. Our solutions enable clients to save time, manage costs and increase payment and settlement speed and accuracy by leveraging and integrating technologies, automating manual processes and strengthening customer interaction techniques. In addition, we provide Medicare and Medicaid claims processing to the U.S. federal and state governments to help them to lower program costs while increasing efficiency and performance.

•	Applications Management and Development Services. Our services help organizations plan, develop, integrate and manage custom applications, packaged software and industry-specific solutions. We offer applications management and development services on an outsourced or out-tasked basis. Services range from outsourcing of all application development and management to implementation and management of EDS-owned or third-party industry applications. Our services are supplemented by our industry-specific applications for the communications, financial, health care and transportation industries, as well as for government clients.

•	Business Transformation Services. Our Business Transformation Services include Business Process Innovation Services and Business Acceleration Services. Our Business Process Innovation Services help clients achieve their business objectives by redesigning and transforming their people, process and performance measurement systems to effectively support their business strategies. Our Business Acceleration Services optimize business processes and deliver solutions that enable clients to quickly realize business value, generate savings and minimize implementation risk.

A.T. Kearney

A.T. Kearney, our high-value global management consultancy, provides clients with management consulting services, including strategy and organization consulting and operations and business technology consulting, as well as executive search services. A.T. Kearney serves clients through practice teams focused on major industries, including: automotive; consumer products and retail; communications, media and entertainment; financial institutions; high tech; pharmaceuticals/health care; process industries; aerospace and defense; transportation and travel; utilities; and government.

Product Lifecycle Management Solutions

Product Lifecycle Management, or PLM, Solutions is a market leader in PLM software and related services. PLM Solutions enable all of the participants involved in a company’s product lifecycle to work in concert to bring products to market and support its customer base by combining the capabilities and advantages of digital product design, simulation, manufacturing and collaboration technologies in unified software solutions that maximize the business value of the entire product lifecycle. PLM Solutions’ software and services enable companies to marshal the skills, expertise, knowledge and experience of their entire extended enterprises and apply them to every major stage in their product lifecycle to achieve competitive excellence. Our products are utilized in diverse industries including aerospace, automotive, hi-tech and machine tool.

Our principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75204-3105 and our telephone number is (972) 604-6000.

Summary of the Exchange Offer

On June 30, 2003 we completed the private offering of the old notes. We sold the old notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act of 1933. Accordingly, the old notes are subject to transfer restrictions. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act of 1933 or the offer or sale is exempt from or not subject to registration under the Securities Act of 1933 and applicable state securities laws.

In connection with the offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver to you this prospectus and to use our reasonable commercial efforts to complete the exchange offer for the old notes by May 9, 2004. In the exchange offer, you are entitled to exchange your old notes for exchange notes, with substantially identical terms, that are registered with the SEC. You should read the discussion under the headings “—The Exchange Notes” and “Description of the Notes” for further information about the exchange notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights for your old notes.

We have summarized the terms of the exchange offer below. You should read the discussion under the heading “The Exchange Offer” for further information about the exchange offer and resale of the exchange notes.

The Exchange Offer

We are offering to exchange up to $1,100,000,000 principal amount of the exchange notes for up to $1,100,000,000 principal amount of the old notes. Old notes may only be exchanged in $1,000 increments.

The terms of the exchange notes are identical in all material respects to those of the old notes except the exchange notes will not be subject to transfer restrictions and holders of exchange notes will have no registration rights. Also, the exchange notes will not contain provisions for an increase in their stated interest rate.

Old notes that are not tendered for exchange will continue to be subject to transfer restrictions and will not have registration rights. Therefore, the market for secondary resales of old notes that are not tendered for exchange is likely to be minimal.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 200  , or such later date and time to which we may extend it. Please read “The Exchange Offer—Extensions, Delay in Acceptance, Termination or Amendment” for more information about an extension of the expiration date.

Conditions to the Exchange Offer	We will not be required to accept old notes for exchange:

•	if the exchange offer would be unlawful or would violate any interpretation of the staff of the SEC, or

•	if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered. The exchange offer is subject to customary conditions which we may waive in our sole discretion. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Old Notes

If your old notes are held through The Depositary Trust Company, or “DTC,” and you wish to participate in the exchange offer, you may do so through DTC’s automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933) of the old notes or the exchange notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act of 1933, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes;

•	if you are a broker-dealer, you will receive exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such exchange notes;

•	if you are a broker-dealer, you did not purchase the old notes to be exchanged for the exchange notes from us; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration date by sending a written or facsimile withdrawal notice to the exchange agent.

Special Procedures for Beneficial Owners

If you own a beneficial interest in old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the old notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery Procedures	You must tender your old notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures” if any of the following apply:

•	you wish to tender your old notes but they are not immediately available,

•	you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

•	you cannot comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date.

U.S. Federal Income Tax Considerations	The exchange of old notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer.

Registration Rights

If we fail to complete the exchange offer as required by the registration rights agreement, we may be obligated to pay additional interest to holders of old notes. Please read “Registration Rights” for more information regarding your rights as a holder of old notes.

The Exchange Agent

We have appointed JPMorgan Chase Bank as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC’s automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

•     JPMorgan Chase Bank

By Hand Or Courier Or By Mail (Registered Or Certified Mail Recommended)

•     JPMorgan Chase Bank

Institutional Trust Services

600 Travis, Suite 1150

Houston, Texas 77002

Attn: Frank W. McCreary

By Facsimile Transmission (Eligible Institutions Only):

•     (713) 216-6590

Attention: Frank W. McCreary

Confirm By Telephone:

•     (713) 216-4849 (Frank W. McCreary)

The Exchange Notes

The exchange notes will be freely tradable and otherwise substantially identical to the old notes. The exchange notes will not have registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the old notes, and the old notes and the exchange notes will be governed by the same indenture. The old notes and the exchange notes will vote together as a single separate class under the indenture.

Notes Offered	$1.1 billion principal amount of 6.0% Senior Notes due 2013, Series B.

Maturity Date	August 1, 2013.

Interest Payment Dates	February 1 and August 1 of each year, commencing February 1, 2004.

Ranking

The exchange notes will be unsecured and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness, including the old notes. The exchange notes are effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries.

Interest Rate Adjustment

The interest rate payable on the exchange notes will be subject to adjustment from time to time during the life of the notes. If either Moody’s Investor Services, Inc. or Standard & Poor’s Rating Services reduces the rating assigned to the exchange notes to below Baa3 in the case of Moody’s or below BBB- in the case of S&P, the interest rate per year payable on the exchange notes will be increased by 0.50%. If, following any such downgrade, Moody’s or S&P subsequently increases the rating assigned to the exchange notes such that the exchange notes are then rated at least Baa3 by Moody’s and BBB- by S&P, then the interest rate per year then payable on the exchange notes will be decreased by 0.50% to the initial interest rate. Any such interest rate increase or decrease will take effect from the interest payment date immediately following the date on which the related rating change occurs.

Optional Redemption

We may redeem all or a part of the exchange notes at any time and from time to time at a redemption price equal to the greater of 100% of the principal amount of the exchange notes being redeemed and the Make-Whole Amount, as defined under “Description of the Notes—Optional Redemption,” for the exchange notes being redeemed, plus, in each case, accrued interest to the redemption date.

Significant Covenants

We will issue the exchange notes under an indenture containing certain restrictive covenants for your benefit. These covenants, which are described under “Description of the Notes,” restrict our ability, with certain exceptions, to:

•	incur certain debt secured by liens;

•	engage in certain sale and leaseback transactions; and

•	merge, consolidate or transfer substantially all of our assets.

Absence of Public Markets for the Notes	There is no existing market for the exchange notes. We cannot provide any assurance about:

•	the liquidity of any markets that may develop for the exchange notes;

•	your ability to sell the exchange notes; and

•	the prices at which you will be able to sell the exchange notes.

Future trading prices of the exchange notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results;

•	the ratings of the exchange notes; and

•	the market for similar securities.

We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation of the exchange notes in any automated dealer quotation system.

Rights under Registration Rights Agreement

If we fail to complete the exchange offer as required by the registration rights agreement, we may be obligated to pay additional interest to holders of the old notes. Please read “Registration Rights” for more information regarding your rights as a holder of old notes.

Trustee and Paying Agent	JPMorgan Chase Bank.

Governing Law	The indenture and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

Summary Consolidated Financial Data

The following table sets forth summary consolidated financial information for each of the fiscal years in the five-year period ended December 31, 2002, as well as for the six-month periods ended June 30, 2002 and 2003. The summary consolidated financial information for the six-month periods ended June 30, 2002 and 2003 are derived from our unaudited financial statements which, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information. When you read this summary consolidated financial information, you should also read the historical consolidated financial statements and accompanying notes that we have included in our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly report on Form 10-Q for the quarter ended June 30, 2003. You can obtain these reports by following the instructions we provide under “Where You Can Find More Information.” The results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be achieved for the full year ending December 31, 2003.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	1998(1)(2)	1999(1)(2)	2000(1)(2)	2001(1)(2)	2002	2002(1)	2003
	(in millions, except per share data)
Consolidated Statements of Operations Data
Revenues	$16,892	$18,401	$18,856	$21,141	$21,502	$10,661	$10,890
Costs and expenses(3)
Cost of revenues	13,993	15,067	15,289	17,086	17,744	8,638	9,694
Selling, general and administrative	1,838	1,853	1,776	1,880	1,889	905	931
Acquired in-process R&D and other acquisition-related costs	42	—	24	144	—	—	—
Restructuring and other charges	6	1,038	(22)	(15)	(3)	—	91

Total costs and expenses	15,879	17,958	17,067	19,095	19,630	9,543	10,716

Operating income (4)	1,013	443	1,789	2,046	1,872	1,118	174
Other income (expense)(5)
Interest expense and other, net	65	180	(27)	(213)	(347)	(125)	(128)
Reclassification of investment gain from equity	—	—	—	315	—	—	—

Total other income (expense)	65	180	(27)	102	(347)	(125)	(128)

Provision for income taxes	372	224	643	794	518	337	15

Income from continuing operations	706	399	1,119	1,354	1,007	656	31
Income (loss) from discontinued operations, net of income taxes	37	22	24	33	109	14	(2)
Cumulative effect on prior years of a change in accounting, net of income taxes(6)	—	—	—	(24)	—	—	(17)

Net income	$743	$421	$1,143	$1,363	$1,116	$670	$12

Basic earnings per share of common stock
Income from continuing operations	$1.43	$0.82	$2.40	$2.88	$2.10	$1.37	$0.06

Net income	$1.51	$0.87	$2.45	$2.90	$2.33	$1.40	$0.03

Diluted earnings per share of common stock
Income from continuing operations	$1.42	$0.80	$2.35	$2.79	$2.06	$1.33	$0.05

Net income	$1.50	$0.85	$2.40	$2.81	$2.28	$1.36	$0.02

Cash dividends per share of common stock	$0.60	$0.60	$0.60	$0.60	$0.60	$0.30	$0.30

	December 31,					June 30,
	1998(1)(2)	1999(1)(2)	2000(1)(2)	2001(1)(2)	2002	2002(1)	2003
	(in millions, except per share data)
Financial position
Cash and cash equivalents	$1,039	$506	$393	$521	$1,642	$275	$3,188
Total assets	11,526	12,522	12,692	16,353	18,880	17,283	20,310
Current portion of long-term and secured revolving debt	48	494	13	36	1,239	12	1,315
Long-term debt, less current portion	1,184	2,216	2,585	4,692	4,148	4,613	5,671
Shareholders’ equity	5,916	4,535	5,139	6,446	7,022	7,297	7,236

(1)	Operating results for the six months ended June 30, 2002 and for each of the years in the four year period ended December 31, 2001 have been restated to conform to the 2002 and 2003 presentation due to our reporting of certain activities as discontinued operations during 2002.
(2)	Effective January 1, 2002, we fully adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized. Operating results include goodwill amortization in the pre-tax amounts of $79 million, $153 million, $164 million and $173 million for the years ended December 31, 1998, 1999, 2000 and 2001, respectively.
(3)	Costs and expenses include restructuring and other charges of $1,038 million related to workforce reductions, the exit of certain business activities and consolidation of facilities, and the write-down of certain assets to fair value for the year ended December 31, 1999. Costs and expenses include restructuring and other charges of $91 million, consisting of asset write-downs of $36 million, an executive severance charge of $7 million and a $48 million severance charge related to our former Chairman and Chief Executive Officer, for the six months ended June 30, 2003.
(4)	Operating income for the six months ended June 30, 2003 reflects the charges discussed in Note 3 and a $334 million loss associated with the NMCI contract.
(5)	Other income (expense) includes net investment gains (losses) in the pre-tax amounts of $37 million, $94 million, $118 million, $344 million and $(119) million for the years ended December 31, 1998, 1999, 2000, 2001 and 2002, respectively, and a pre-tax gain of $315 million resulting from the reclassification of certain available-for-sale securities into the trading securities classification upon adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, for the year ended December 31, 2001.
(6)	Changes in accounting include the cumulative effect of the adoption of SFAS No. 133, as amended, comprised of a $37 million charge to income before a tax benefit of $13 million during the year ended December 31, 2001, and the cumulative effect of the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations, comprised of a $25 million charge to operations before a tax benefit of $8 million during the six months ended June 30, 2003.

RISK FACTORS

In considering whether to exchange your old notes for exchange notes, you should carefully consider the risks described below and the other information we have included or incorporated by reference in prospectus.

Risk Factors Relating to the Exchange Offer

If you fail to exchange your old notes, the existing transfer restrictions will remain in effect and the market value of your old notes may be adversely affected because they may be more difficult to sell.

If you do not exchange your old notes for exchange notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes.

The tender of old notes under the exchange offer will reduce the outstanding aggregate principal amount of the old notes. This may have an adverse effect upon, and increase the volatility of, the market price of any old notes that you continue to hold due to a reduction in liquidity.

Risks Related to Our Business

Further downgrades of our ratings could adversely affect us and the trading prices of the notes.

On June 20, 2003, Standard & Poor’s Ratings Services downgraded our long-term credit rating to BBB and our short-term rating to A-3, each with a negative outlook. On June 24, 2003, Moody’s Investor Services, Inc. downgraded our long-term credit rating to Baa3 and our short-term rating to Not Prime, each with a negative outlook, and Fitch Ratings downgraded our long-term credit rating to BBB and our short-term rating to F3, each with a stable outlook. These credit rating agencies could take further adverse actions with respect to our ratings. A negative change in our credit rating could have an adverse effect on the market price of the notes, could adversely affect our ability to access capital and could result in an increase in the interest rates payable under future indebtedness. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 for a discussion of certain of our financing arrangements that contain debt rating triggers or requirements.

An ongoing SEC investigation could adversely affect us or the market value of the notes.

The staff of the Securities and Exchange Commission has been conducting a formal investigation initially relating to our purchase and settlement of forward contracts related to our common stock and events leading up to our third quarter 2002 earnings guidance announcement. Following our announcement that we recognized a $334 million loss on our NMCI contract in the first quarter of 2003, the SEC staff also requested certain documents related to that contract. In addition, the SEC staff has requested certain documents related to customer contracts that contain prepayment provisions. We will continue to cooperate with the SEC staff in its investigation, but we are unable to predict the outcome of the investigation or any action that the SEC might take, including the imposition of fines and penalties, or other available remedies. Any adverse development in connection with the investigation, including any expansion of the scope of the investigation, could have a material adverse effect on us, including diverting the efforts and attention of our management team from our business operations, and could negatively impact the market value of the notes.

Pending litigation could have a material adverse effect on our liquidity and financial condition.

We and certain of our former directors and officers are defendants in numerous purported shareholder class action suits filed from September through December 2002 in response to our September 18, 2002 earnings pre- announcement, publicity about certain equity hedging transactions that we had entered into, and the subsequent drop in the price of our common stock. In addition, five purported class action suits have been filed on behalf of participants in the EDS 401(k) Plan, against us, certain of our current and former officers and, in some cases, our directors. Our motions to centralize all of the foregoing cases have been granted. In July 2003, an amended consolidated complaint was filed with respect to the consolidated litigation. The amended complaint for the securities action alleges violations of various securities laws based upon purported misstatements and/or omissions of material facts about our financial condition, particularly with respect to the NMCI contract and the accounting for that contract. The amended complaint for the plan participant litigation alleges violations of fiduciary duties under the Employee Retirement Income Security Act by some or all of the defendants and a violation under the Securities Act of 1933 by selling unregistered shares to plan participants during a period of approximately one year ending on November 18, 2002. In addition, there are three derivative complaints filed by shareholders against our directors and certain former officers and naming us as a nominal defendant. The actions allege breach of fiduciary duties, abuse of control and gross mismanagement based upon purported misstatements and/or omissions of material facts regarding our financial condition similar to those alleged in the purported class actions described above. As all these matters are in an early stage, we are not able to determine the potential impact on our financial condition and results of operations. However, we may be required to pay judgments or settlements and incur expenses in aggregate amounts that could have a material adverse effect on our liquidity and financial condition.

Our engagements with clients may not be profitable.

The pricing and other terms of our client contracts, particularly our long-term information technology outsourcing agreements, require us to make estimates and assumptions at the time we enter into the contracts that could differ from actual results. These estimates reflect our best judgments regarding the nature of the engagement and our expected costs to provide the contracted services. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable, which would have an adverse effect on our profit margin. In addition, we estimate that a majority of our contracts contain some fixed-price, incentive-based or other pricing terms that condition our fee on our ability to meet defined goals. Our failure to meet a client’s expectations in any type of contract may result in an unprofitable engagement.

Breakdowns in our internal controls and procedures could have an adverse effect on us.

As a result of a review of the NMCI contract completed after the first quarter of 2003, our management and the audit committee of our board of directors discovered deficiencies in the operational effectiveness of controls over the process for estimating revenues and costs over the remaining term of the NMCI contract. Our independent auditors reviewed these matters and advised our audit committee that, due to the size of the NMCI contract, they collectively constitute a significant deficiency that rises to the level of a reportable condition. Reportable conditions involve significant deficiencies in the design or operation of a company’s internal controls that could adversely affect the company’s ability to record, process, summarize and report financial data. Our management has implemented measures to correct and improve the effectiveness of our internal controls for the NMCI contract, including the following: increased the frequency and scope of operational and financial reviews with senior account and corporate personnel; a newly-staffed program management office; stricter adherence to the process for approval of change orders; reorganization of account support functions and the appointment of a senior service delivery executive; assignment of additional finance and legal staff to the account; improvements in monitoring and reporting seat deployment; and improved communication with senior client representatives. Our management is evaluating the effectiveness of these measures to determine whether these changes to our internal controls will be adequate. Other instances of breakdowns in our internal controls and procedures could occur in the future, and any such breakdowns may have an adverse effect on us and the market price of the notes.

A decline in revenues from or loss of significant clients, such as GM, could reduce our revenues and profitability.

Our success is to a significant degree dependent on our ability to retain our significant clients and maintain or increase the level of revenues from these clients. We may lose clients due to their merger or acquisition, business failure, contract expiration, conversion to a competing service provider or conversion to an in-house data processing system. We may not be able to retain or renew relationships with our significant clients in the future. As a result of business downturns or for other business reasons, we are also vulnerable to reduced processing volumes from our clients, which can reduce the scope of services provided and the prices for those services.

Approximately 12% of our total revenues in 2002 and 10% of our total revenues for the first six months of 2003 was attributable to GM and its affiliates. Revenues attributable to GM and its affiliates decreased 16% in both 2002 and the six months ended June 30, 2003 as compared to the corresponding periods in the prior year. Our revenues attributable to GM have been, and we expect will continue to be, negatively impacted by reductions in discretionary spending by that client and by price and scope reductions in our renegotiated sector agreements for GM’s North American operations and General Motors Acceptance Corporation and our renegotiated global mainframe computer agreement. In addition, the majority of our services for GM are provided pursuant to a master services agreement. The master services agreement will expire in June 2006 unless it is extended by mutual agreement of the parties. We may continue to experience declining revenues and profits from our GM relationship either under our existing agreements or a successor master services agreement, and we and GM may not be able to reach agreement on the terms of a successor master services agreement following termination of the current agreement. Furthermore, we may be unable to maintain our historic level of revenue or profit from our non-GM, or “base” business to compensate for any declines in our GM contracts’ revenues and profits.

We have made and may make in the future significant capital investments to win and retain large outsourcing engagements. These investments may become impaired.

Some of our client contracts require us to make significant investments in the early stages which are intended to be recovered through billings over the life of the respective contracts. These contracts often involve the construction of new computer systems and communications networks and the development and deployment of new technologies. Substantial performance risk exists in each contract with these characteristics, and the profitability of these contracts is dependent upon successful and timely completion of the development, construction and deployment phases. For example, we are currently providing various IT services under a significant commercial contract using the client’s legacy IT systems while developing and deploying a new IT system dedicated to that client. As of June 30, 2003, we had invested assets of approximately $565 million, including receivables, prepaid expenses, equipment and software, in this contract. We have experienced delays in the development and construction phase of this contract, and certain milestones in the contract have been missed. Significant further delays in development and construction could result in the impairment of a large portion of the associated assets. In addition, the termination of a client contract or the deterioration of the financial condition of a client has in the past resulted, and may in the future result, in an impairment of the net book value of the assets recorded.

The markets in which we operate are highly competitive, and we may not be able to compete effectively.

The markets in which we operate include a large number of participants and are highly competitive. Our primary competitors are IT service providers, large accounting, consulting and other professional service firms, application service providers, packaged software vendors and resellers and service groups of computer equipment companies. We also experience competition from numerous smaller, niche-oriented and regionalized service providers. Our business is experiencing rapid changes in its competitive landscape. We increasingly see our competitors moving operations offshore to reduce their costs as well as direct competition from niche offshore providers, primarily India-based competitors. With lower costs, these competitors may be able to offer lower prices than we are able to offer, which would adversely affect our ability to compete. In addition, negative publicity from our pending litigation or SEC staff investigation could have a negative effect on our competitive position. Any of these factors may impose additional pricing pressure on us, which could have an adverse effect on our revenues and profit margin.

Some of our contracts contain benchmarking provisions that could decrease our revenues and profitability.

Some of our long-term IT outsourcing agreements contain pricing provisions that permit a client to request a benchmark study by a mutually acceptable third-party benchmarker. Benchmarking compares the contractual price of our services against the price of similar services offered by other specified providers in a peer comparison group. Generally, if the benchmarking study shows that the difference between our pricing and that of the comparison group is outside a specified range, and the difference is not due to the unique requirements of the client, then the parties will negotiate in good faith any appropriate adjustments to the pricing. This may result in the reduction of our rates for the benchmarked services. Services representing approximately 20% of our 2002 revenues are eligible for benchmarking in 2003. We expect services representing a similar percentage of annual revenues to be eligible for benchmarking in subsequent years. Due to the enhanced focus of our clients on reducing IT costs, as well as the uncertainties and complexities inherent in benchmarking comparisons, our clients may increasingly attempt to obtain additional price reductions beyond those already embedded in our contract rates through the exercise of benchmarking provisions. Such activities could negatively impact our results of operations or cash flow in 2003 or thereafter to a greater extent than has been our prior experience.

Our exposure to certain industries and financially troubled customers has adversely affected our financial results.

Our exposure to certain industries and financially troubled customers has had, and could in the future have, a material adverse effect on our financial position and our results of operations. For example, some of our clients are in the airline and travel-related industry and that sector has been experiencing significant financial difficulty. We recently amended our agreement with American Airlines in connection with that airline’s efforts to work with its vendors to avoid bankruptcy. Similarly, we entered into a new contract with US Airways pursuant to a bankruptcy reorganization of US Airways providing for reduced services and pricing. These amendments have resulted in a decrease in revenues and earnings from these clients.

We may not achieve the benefits we expect from our strategic reorganization and cost cutting initiatives.

We have recently announced our strategic reorganization and other cost cutting measures. Our expected future cost savings and other benefits from these initiatives are subject to many estimates and assumptions, including assumptions regarding the costs and timing of activities in connection with these initiatives. In addition, these estimates and assumptions are subject to significant economic, competitive and other uncertainties that are beyond our control. If these assumptions are not realized, or if other unforeseen events occur, our results of operations could be adversely affected.

A significant or prolonged economic downturn could have a material adverse effect on our results of operations.

Our results of operations are affected by the level of business activity of our clients, which in turn is affected by the level of economic activity in the industries and markets that they serve. The general economic weakness in the IT industry resulting from, among other things, the decline in discretionary IT spending by our clients and prospective clients, has adversely affected our revenues in recent years. A lack of improvement or continued decline in the level of business activity of our clients could continue to adversely affect our revenues and profitability.

Our services or products may infringe upon the intellectual property rights of others.

We cannot be sure that our services and products, or the products of others that we offer to our clients, do not infringe on the intellectual property rights of third parties, and we may have infringement claims asserted against us. These claims may harm our reputation, cost us money and prevent us from offering some services or products. We generally agree in our contracts to indemnify our clients for any expenses or liabilities they may incur resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities may be greater than the revenues we receive from the client. Any claims or litigation in this area, whether we ultimately win or lose, could be time-consuming and costly, injure our reputation or require us to enter into royalty or licensing arrangements. We may, in limited cases, be required to forego rights to the use of intellectual property we help create, which limits our ability to also provide that intellectual property to other clients. Any limitation on our ability to provide a service or product could cause us to lose revenue-generating opportunities and require us to incur additional expenses to develop new or modified solutions for future projects.

Risks Related to the Notes

An active trading market may not develop for the exchange notes.

The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. An active trading market for the exchange notes may not develop or continue for any period of time. Even if a market for the exchange notes does develop, there may not be liquidity in that market, or the exchange notes might trade for less than their original value or face amount. If an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected. Further, beneficial interest in any old notes that are not exchanged for exchange notes will continue to be subject to transfer restrictions. Please read “Transfer Restrictions on the Old Notes” in this prospectus.

Even if a market for the exchange notes develops, trading prices could be higher or lower than the initial offering price of the old notes. The prices of the exchange notes will depend on many factors, including:

•	prevailing interest rates;

•	the markets for similar securities;

•	general economic conditions; and

•	our financial condition, historical financial performance and future prospects.

The old notes are and the exchange notes will be effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries.

We derive substantially all our revenues from, and hold substantially all our assets through, our subsidiaries. As a result, we will currently depend and will continue to depend on distributions and advances from our subsidiaries in order to meet our payment obligations under the notes and our other obligations. In general, these subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Our right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any indebtedness of that subsidiary senior to that held by us, including secured indebtedness to the extent of the assets securing such indebtedness.

PRIVATE PLACEMENT

We issued $1.1 billion principal amount of the old notes on June 30, 2003 to the initial purchasers of those notes and received net proceeds, together with the net proceeds from our concurrent offering of $690 million of 3.875% convertible senior notes due 2023, of approximately $1.7 billion after deducting the initial purchasers’ discounts and offering expenses payable by us. We issued the old notes to the initial purchasers in transactions exempt from or not subject to registration under the Securities Act of 1933. The initial purchasers then offered and resold the old notes to qualified institutional buyers and non-U.S. persons at a price equal to 98.434% of the principal amount thereof. We intend to use the net proceeds from our offerings of old notes and our 3.875% convertible senior notes for general corporate purposes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange a like principal amount of old notes. The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth ratios of earnings to fixed charges for each of the periods indicated, calculated pursuant to SEC rules:

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
Ratio of earnings to fixed charges(1)	3.5x	2.2x	4.3x	4.6x	3.7x	4.7x	1.1x

(1)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

•	earnings consist of earnings before income taxes, cumulative effect of a change in accounting principle, minority interest in consolidated subsidiaries, and undistributed equity in income (losses) of affiliates, plus distributed income of equity investees, and fixed charges, less capitalized interest; and

•	fixed charges consist of total interest expense, including capitalized interest, dividends on redeemable preferred stock of subsidiaries and a portion of rentals for real and personal property deemed to be representative of the interest component of rent expense.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2003, which includes the old notes and our 3.875% convertible senior notes due 2023 which were both issued on June 30, 2003. See “Private Placement” for a description of these offerings. This information should be read in conjunction with our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus.

June 30, 2003
(in millions)
Cash and cash equivalents	$3,188

Secured revolving facility	307
Long-term debt, including current portion(1)
Commercial paper	163
2001 convertible notes	1,610
Zero-coupon convertible notes	770
Notes payable, fixed rates, net of discount	2,300
Old notes, net of discount	1,083
3.875% convertible senior notes due 2023	690
Other	63

Total long-term debt	6,679
Minority interests and other long-term liabilities	378
Shareholders’ equity
Preferred stock, $.01 par value; authorized 200,000,000 shares; none issued	—
Common stock, $.01 par value; authorized 2,000,000,000 shares; 495,604,217 shares issued at June 30, 2003(2)	5
Additional paid-in capital	831
Retained earnings	7,820
Accumulated other comprehensive loss	(415)
Treasury stock, at cost, 16,954,534 shares at June 30, 2003	(1,005)

Total shareholders’ equity	7,236

Total capitalization	$14,600

(1)	The current portion of long-term debt as of June 30, 2003 was $1,008 million.
(2)	Does not include 20,210,928 shares of EDS common stock reserved for issuance upon conversion of the 3.875% convertible senior notes. Also does not include the expected issuance of approximately 27 million shares of common stock in 2004 from the settlement of stock purchase contracts related to the $1.6 billion of convertible notes we issued in 2001.

THE EXCHANGE OFFER

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

Purpose of the Exchange Offer

In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. In that agreement, we agreed to file a registration statement relating to an offer to exchange the old notes for the exchange notes. We also agreed to use our reasonable commercial efforts to complete the exchange offer for the old notes within 315 days after June 30, 2003. We are offering the exchange notes under this prospectus in an exchange offer for the old notes to satisfy our obligations under the registration rights agreement. We refer to our offer to exchange the exchange notes for the old notes as the “exchange offer.”

Resale of Exchange Notes

Based on interpretations of the SEC staff in “no action letters” issued to third parties, we believe that each new note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act of 1933;

•	you acquire such exchange notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of exchange notes.

The SEC has not, however, considered the legality of our exchange offer in the context of a “no action letter,” and there can be no assurance that the staff of the SEC would make a similar determination with respect to our exchange offer as it has in other interpretations to other parties.

If you tender your old notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you:

•	cannot rely on such interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction of the exchange notes.

Unless an exemption from registration is otherwise available, the resale by any securityholder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act of 1933 containing the selling securityholder’s information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act of 1933. This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. Only those broker-dealers that acquired old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where that broker-dealer acquired such old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $1.1 billion principal amount of old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer:

•	will remain outstanding;

•	will continue to accrue interest; and

•	will be entitled to the rights and benefits that holders have under the indenture relating to the notes and, if applicable, the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” for more details about fees and expenses incurred in the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on              , 200 , unless in our sole discretion we extend it.

Extensions, Delay in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any old notes by giving oral or written notice of the extension to their holders. During any such extensions, all old notes you have previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied with respect to the exchange offer, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes;

•	to extend the exchange offer; or

•	to terminate the exchange offer.

We will give oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange, if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under “—Procedures for Tendering” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the exchange notes under the Securities Act of 1933.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange in the exchange offer, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of DTC described below.

To complete a physical tender, a holder must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires;

•	mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; and

•	deliver the old notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under “Summary—The Exchange Agent” prior to the expiration date. To complete a tender through DTC’s automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message.

The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your old notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures described below.

Tendering Through DTC’s Automated Tender Offer Program

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

An “agent’s message” is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

•	DTC has received an express acknowledgment from a participant in DTC’s automated tender offer program that is tendering old notes that are the subject of such book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce the agreement against such participant.

How to Tender If You Are a Beneficial Owner

If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

•	make appropriate arrangements to register ownership of the old notes in your name; or

•	obtain a properly completed bond power from the registered holder of your old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

You must have signatures on a letter of transmittal or a notice of withdrawal described below under “—Withdrawal of Tenders” guaranteed by an eligible institution unless the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, and the exchange notes are being issued directly to the registered holder of the old notes tendered in the exchange offer for those exchange notes; or

•	for the account of an eligible institution.

An “eligible institution” is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When Endorsements or Bond Powers Are Needed

If a person other than the registered holder of any old notes signs the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder’s name appears on the old notes. An eligible institution must guarantee that signature.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which, in the opinion of our counsel, might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue Exchange Notes

In all cases, we will issue exchange notes for old notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of transfer of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged old notes without expense to their tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the old notes or the exchange notes within the meaning of the Securities Act of 1933;

•	you are not our affiliate, as defined in Rule 405 under the Securities Act of 1933 or, if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes;

•	if you are a broker-dealer, you will receive exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such exchange notes;

•	if you are a broker-dealer, you did not purchase the old notes to be exchanged for the exchange notes from us; and

•	you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

Guaranteed Delivery Procedures

If you wish to tender your old notes but they are not immediately available or if you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may tender if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	stating your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent’s message in lieu thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent’s message, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under “Summary—The Exchange Agent;” or

•	the withdrawing holder must comply with the appropriate procedures of DTC’s automated tender offer program.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the registration number or numbers and the principal amount of such old notes;

•	be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal used to deposit those old notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender; and

•	specify the name in which such old notes are to be registered, if different from that of the person who tendered the old notes.

If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees for the exchange notes;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees;

•	printing costs; and

•	related fees and expenses.

Transfer Taxes

If you tender your old notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing exchange notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes for exchange notes in the exchange offer.

If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of exchange notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

Consequences of Failure to Exchange

If you do not exchange your old notes for exchange notes in the exchange offer, or if you tender your old notes but subsequently withdraw them, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act of 1933 or the offer or sale is exempt from or not subject to registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act of 1933.

The tender of old notes in the exchange offer will reduce the outstanding principal amount of the old notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any old notes that you continue to hold.

Accounting Treatment

We will not recognize a gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize our expenses of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes, except as required by the registration rights agreement.

DESCRIPTION OF THE NOTES

The following description of the notes is only a summary and is not intended to be comprehensive. For purposes of this “Description of the Notes,” the terms “EDS,” “we,” “our,” “ours” and “us” refer only to Electronic Data Systems Corporation and not to any of our subsidiaries.

General

The exchange notes will be issued, and the old notes were issued, under the indenture dated August 12, 1996, between us and JPMorgan Chase Bank (formerly Chase Bank of Texas, National Association and Texas Commerce Bank, National Association), as trustee, as supplemented. The indenture does not limit the amount of debt securities that we may issue under it and will permit us to issue debt securities from time to time in one or more series.

The old notes and the exchange notes will constitute a single series of debt securities under the indenture. If the exchange offer is consummated, holders of old notes who do not exchange their old notes for exchange notes will vote together with holders of the exchange notes for all relevant purposes under the indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the holders of the old notes and the exchange notes will vote together as a single series. All references in this prospectus to specified percentages in aggregate principal amount of the notes means, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the old notes and the exchange notes collectively then outstanding.

The notes will bear interest at a rate of 6.0% per year and will mature on August 1, 2013. We may issue additional notes from time to time, without the consent of the holders of the notes. The notes will be issued in registered form without coupons only in denominations of $1,000 and integral multiples of $1,000. The entire principal amount of the notes outstanding will be due and payable on the date of maturity.

We will pay interest on the notes in arrears on each February 1 and August 1, beginning February 1, 2004, to the person or persons in whose names the notes are registered at the close of business on the January 15 or July 15 immediately preceding the relevant interest payment date, except that we will pay interest payable at maturity or on a redemption date to the person or persons to whom principal is payable. If any date on which interest is payable is not a business day, we will pay interest on the next business day (without any interest or other payment due on the delay). Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed. If the maturity date of the notes falls on a day that is not a business day, we will pay the interest and principal payable on the next business day (without any interest or other payment due on the delay). The term “business day,” when used with respect to any place of payment for the notes, means a day other than a Saturday or a Sunday, a legal holiday or a day on which banking institutions or trust companies in that place of payment are authorized or obligated by law to close.

Interest payments for the notes will include accrued interest from and including June 30, 2003 or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

Holders may present notes for exchange or for registration of transfer at the office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York. We will not charge a service charge for any exchange or registration of transfer of notes. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. The trustee will serve as the initial paying agent, registrar and transfer agent for the notes. At any time we may designate additional paying agents and transfer agents or rescind the designation of any paying agent or transfer agent. However, at all times we will be required to maintain a paying agent and transfer agent for the notes in the Borough of Manhattan, The City of New York.

Any monies deposited with the trustee or any paying agent or then held by us in trust for the payment of principal, premium, if any, and interest on the notes that remains unclaimed for two years after the date the payments became due and payable, shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the note shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

Ranking

The notes will be our direct, unsecured and unsubordinated obligations. The notes will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt. In addition, the notes will effectively rank junior to any secured indebtedness that we may incur to the extent of the assets securing such indebtedness. We currently conduct substantially all of our operations through subsidiaries. Claims of creditors of those subsidiaries, including trade creditors and secured creditors, will generally have a claim to the assets of our subsidiaries that is superior to the claims of our creditors, including holders of the notes.

As of June 30, 2003, we had outstanding approximately $5.1 billion of unsecured, unsubordinated indebtedness ranking equally in right of payment with the notes, and approximately $134 million of secured indebtedness, in each case excluding indebtedness of subsidiaries. As of June 30, 2003, we had no unsecured, subordinated indebtedness. As of June 30, 2003, our subsidiaries had approximately $645 million of long-term debt, all of which rank structurally senior to the notes. Except as described below under “—Certain Covenants” with respect to secured indebtedness, the indenture will not limit the amount of indebtedness we or our subsidiaries may incur.

Interest Rate Adjustment

The interest rate payable on the notes will be subject to adjustment from time to time during the life of the notes. If either Moody’s or S&P reduces the rating assigned to the notes to below Baa3 in the case of Moody’s or below BBB- in the case of S&P, the interest rate per year payable on the notes will be increased by 0.50%. If, following any such downgrade, Moody’s or S&P subsequently increases the rating assigned to the notes such that the notes are then rated at least Baa3 by Moody’s and BBB- by S&P, then the interest rate per year then payable on the notes will be decreased by 0.50% to the initial interest rate. Any such interest rate increase or decrease will take effect from the interest payment date immediately following the date on which the related rating change occurs.

There is no limit on the number of times the interest rate payable on the notes can be adjusted based on rating changes by Moody’s and S&P during the life of the notes. Except as provided under “Registration Rights” with respect to a registration default on the old notes, in no event will the interest rate per year on the notes be less than 6.0% or more than 6.5%.

For tax reporting purposes, we intend to take the position that this potential rate adjustment (1) will not cause the notes to be subject to the special regulations governing contingent payment debt instruments and (2) will not result in taxable income recognition to holders of the notes until such time as the additional interest is paid or actually accrues under the holder’s method of accounting. If, contrary to such position, the potential rate adjustment were treated as causing the notes to be treated as contingent payment debt instruments, holders of the notes may be required to recognize taxable income in advance of cash received on the notes and would recognize ordinary income, rather than capital gain, on a sale, redemption or other disposition of the notes.

Optional Redemption

We will have the right to redeem the notes, in whole at any time or in part from time to time prior to maturity, on at least 30 days but no more than 60 days’ prior written notice mailed to the registered holders of the notes to be redeemed. The respective redemption prices will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum as determined by the Quotation Agent (as defined below), of the present values of the principal amount of the notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the respective maturity date (the “Remaining Life”) discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points (the “Make-Whole Amount”) plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date. For the avoidance of doubt, any calculation of the remaining scheduled payments of interest pursuant to clause (2) of the preceding sentence shall not include accrued and unpaid interest for the period prior to the redemption date.

If money sufficient to pay the redemption price of and accrued interest on the notes (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption. If any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

If less than all of the notes of a series are to be redeemed, the trustee will select the notes for redemption on a pro rata basis, by lot or by such other method as the trustee deems appropriate and fair. No notes of $1,000 or less will be redeemed in part.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection, and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and the lowest of such Reference Treasury Dealer Quotations, or if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by EDS.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and Banc of America Securities LLC, their respective successors and three other primary U.S. Government securities dealers in The City of New York selected by EDS. If Citigroup Global Markets Inc. or Banc of America Securities LLC shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), EDS shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

EDS may at any time, and from time to time, purchase notes at any price or prices in the open market or otherwise.

The notes will not be subject to any sinking fund provision.

Certain Covenants

We are bound by certain restrictions under the indenture. Other than as described below under “—Restrictions on Secured Debt,” “—Restrictions on Sales and Leasebacks,” and “—Consolidation, Merger and Sale of Assets,” the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms.

“Attributable Debt” means, as to any sale and leaseback transaction, at any date as of which the amount thereof is to be determined, the total amount determined by multiplying (1) the greater of (a) the fair value of the Real Property subject to the arrangement (as determined by us) or (b) the net proceeds of the sale of the Real Property to the lender or investor by (2) a fraction, the numerator of which is the number of months in the unexpired initial term of the lease of the Real Property and the denominator of which is the number of months in the full initial term of such lease. Sale and leaseback transactions with respect to Real Property financed by obligations issued by a state or local governmental unit (whether or not tax exempt) will not be included in any calculation of Attributable Debt.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of EDS and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Real Property” means any real property, and any building, structure or other facility thereon, located in the United States (excluding its territories and possessions, but including Puerto Rico), that EDS or any Subsidiary owns or leases and that has a gross book value (without deduction of any depreciation reserves) on the date as of which the determination is being made in excess of 1% of Consolidated Net Tangible Assets. The definition excludes any such real property and any building, structure or other facility or portion thereof thereon (1) which comprises our current corporate headquarters in Plano, Texas; (2) that is financed by obligations issued by a state or local governmental unit (whether or not tax exempt); and (3) which if not owned or leased by EDS or any Subsidiary, in the opinion of our board of directors, would not have a material adverse effect on the business conducted by EDS and its Subsidiaries as an entirety.

“Restricted Subsidiary” means any Subsidiary (except a Subsidiary engaged principally in financing the operations of EDS or its Subsidiaries, or both, outside the United States) that owns Real Property and either (1) has more than 50% of its net sales and operating revenues during the preceding four calendar quarters derived from, or more than 50% of its operating properties located in, the United States (excluding its territories and possessions, but including Puerto Rico), or (2) has more than 50% of its assets consisting of securities of other Restricted Subsidiaries.

“Subsidiary” means a corporation, association, partnership or other entity of which EDS or one or more Subsidiaries of EDS owns, directly or indirectly, 80% or more of the outstanding voting interest.

Restrictions on Secured Debt

EDS has agreed that it will not, and will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Debt secured by a pledge of, or mortgage or other lien on, any Real Property or on any shares of stock or Debt of any Restricted Subsidiary (such pledges, mortgages and other liens being hereinafter called “Mortgage” or “Mortgages”), without providing that the debt securities outstanding under the indenture, including the notes, shall be secured equally and ratably with (or prior to) such secured Debt.

This obligation does not apply if, after giving effect to the secured Debt, the aggregate amount of all such Debt so secured together with all Attributable Debt of EDS and its Restricted Subsidiaries in respect of sale and leaseback transactions (other than sale and leaseback transactions in which the net proceeds of the Real Property is applied to retire debt securities or certain other Debt) involving Real Properties would not exceed 10% of EDS’ Consolidated Net Tangible Assets.

This obligation does not apply to, and there is excluded in computing secured Debt for the purpose of the restriction, Debt secured by:

•	Mortgages existing on the execution date of the indenture;

•	Mortgages on property, stock, or Debt of any corporation, partnership, association or other entity existing at the time that such corporation, partnership, association or other entity becomes a Restricted Subsidiary or obligor under the indenture;

•	Mortgages in favor of EDS or a Restricted Subsidiary by a Restricted Subsidiary;

•	Mortgages in favor of the United States of America or any state thereof, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

•	Mortgages on property, stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price, construction cost or development cost created or assumed prior to or within 360 days after such acquisition or completion of construction or development; and

•	any extension, renewal or refinancing (or successive extensions, renewals or refinancings), as a whole or in part, of any of the foregoing; provided, however, that (1) such extension, renewal or refinancing Mortgage will be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or refinanced (plus improvements on such property) and (2) the principal amount of Debt secured by such Mortgage is not increased in an amount exceeding 105% thereof.

Restrictions on Sales and Leasebacks

EDS has agreed that neither EDS nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Real Property, completion of construction and commencement of full operation of which has occurred more than 360 days previously, unless either:

•	EDS or the Restricted Subsidiary could create Debt secured by a Mortgage on the Real Property under the restrictions described under “—Restrictions on Secured Debt” above in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

•	EDS or the Restricted Subsidiary, within 120 days, applies to the retirement of debt securities or other Debt of EDS or any of its Restricted Subsidiaries maturing more than one year after the sale or transfer of an amount equal to the net proceeds of the sale of the Real Property sold and leased pursuant to that arrangement.

This restriction will not apply to any sale leaseback transaction between EDS and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of three years or less.

Consolidation, Merger and Sale of Assets

The indenture prohibits us from consolidating with or merging into another business entity, or transferring or leasing substantially all of our assets, unless:

•	either (1) we are the continuing entity in the case of a merger or (2) the resulting, surviving or acquiring entity, if other than EDS, is a U.S. corporation and it expressly assumes our obligations with respect to our debt securities, including the notes, by executing a supplemental indenture;

•	immediately after giving effect to the transaction, no default or event of default would occur or be continuing;

•	the successor company waives any right to redeem any bearer security under circumstances in which the successor company would be entitled to redeem the bearer security but we would have not been entitled to redeem that bearer security if the consolidation, merger or sale had not occurred; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, or sale complies with the indenture.

Events of Default

Any of the following events will constitute an event of default for a series of debt securities, including each series of notes, under the indenture:

•	failure to pay interest on the debt securities of that series for thirty days past the applicable due date;

•	failure to pay principal of, or premium, if any, on the debt securities of that series when due (whether at maturity, upon redemption or otherwise);

•	failure to make any sinking fund payment on debt securities of that series when due;

•	failure to perform any other covenant or agreement in the indenture, other than a covenant included in the indenture solely for the benefit of a different series of our debt securities, which continues for 90 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the indenture;

•	acceleration of more than $50,000,000 of our indebtedness under the terms of the applicable debt instrument if the acceleration is not rescinded or the indebtedness is not paid within 10 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the indenture;

•	specified events relating to our bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series.

If there is an event of default with respect to a series of our debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount of that series may declare the principal amount of and interest on all of the debt securities of that series to be due and payable immediately, except that if an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture, then the principal of and interest on the debt securities shall become due and payable immediately without any act by the trustee or any holder of debt securities.

Before the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the debt securities of that series may, on behalf of the holders of all debt securities of that series, waive any past default or event of default and its consequences for that series, except (1) a default in the payment of the principal, premium, or interest with respect to the debt securities of that series or (2) a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected by the amendment. In case of a waiver of a default, that default shall cease to exist, any event of default arising from that default shall be deemed to have been cured for all purposes, and EDS, the trustee, and the holders of the debt securities of that series will be restored to their former positions and rights under the indenture.

The trustee under the indenture will, within 90 days after the occurrence of a default known to it with respect to a series of debt securities, give to the holders of the debt securities of that series notice of all uncured defaults with respect to that series known to it, unless the defaults have been cured or waived before the giving of the notice, but the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of those debt securities, except in the case of default in the payment of principal, premium, or interest with respect to the debt securities of that series or in the making of any sinking fund payment with respect to the debt securities of that series.

A holder may institute a suit against us for enforcement of such holder’s rights under the indenture, for the appointment of a receiver or trustee, or for any other remedy only if the following conditions are satisfied:

•	the holder gives the trustee written notice of a continuing event of default with respect to a series of debt securities held by that holder;

•	holders of at least 25% of the aggregate principal amount of that series make a request, in writing, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

•	the trustee does not receive direction contrary to the holder’s request within 60 days following such notice, request and offer of indemnity under the terms of the indenture; and

•	the trustee does not institute the requested proceeding within 60 days following such notice.

The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

A default in the payment of any series of our debt securities, or a default with respect to our debt securities that causes them to be accelerated, may give rise to a cross-default under our credit facilities or other indebtedness.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of debt securities, including the notes, if:

•	we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions); or

•	all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable, and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of those debt securities;

and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

Legal Defeasance and Covenant Defeasance

Each series of notes will be subject to the defeasance and discharge provisions of the indenture. The indenture will provide that we may elect either:

•	legal defeasance—which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to the notes of a series; or

•	covenant defeasance—which will permit us to be released from our obligations to comply with covenants relating to the notes of a series.

If we exercise our legal defeasance option with respect to either series of notes, payment of those notes may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to either series of notes, payment of those notes may not be accelerated because of an event of default related to the specified covenants.

We may invoke legal defeasance or covenant defeasance with respect to a series of notes only if:

•	we irrevocably deposit with the trustee, in trust, an amount in funds or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on those notes;

•	we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all notes of that series to maturity or redemption, as the case may be;

•	123 days pass after the deposit is made and, during the 123-day period, no default relating to our bankruptcy, insolvency or reorganization occurs that is continuing at the end of that period;

•	no event of default has occurred and is continuing on the date of the deposit and after giving effect to the deposit;

•	the deposit is not a default under any other agreement binding on us;

•	we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit is not, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

•	we deliver to the trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes of that series as contemplated by the indenture have been complied with.

Modification and Waiver

We may enter into supplemental indentures for the purpose of modifying or amending the indenture with the consent of holders of at least a majority in aggregate principal amount of each series of our outstanding debt securities affected. However, the consent of all of the holders of notes of our debt securities that are affected by any modification or amendment is required for any of the following:

•	to reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	to reduce the rate of or extend the time for payment of interest on any debt security or reduce the amount of any interest payment to be made with respect to any debt security;

•	to reduce the principal of or change the stated maturity of principal of, or any installment of principal of or interest on, any debt security or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of maturity;

•	to reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

•	to make any debt security payable in a currency other than that stated in that debt security;

•	to release any security that may have been granted with respect to the debt securities;

•	to make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent;

•	to change any obligations provided for in the indenture to pay any additional interest with respect to bearer securities;

•	to limit our obligations to maintain a paying agency outside the United States for payment on bearer securities or limit our obligation to redeem certain bearer securities;

•	to change any place of payment where any debt security or any premium or interest thereon is payable;

•	to make any change that adversely affects the right to convert or exchange any debt security into or for other securities, whether or not issued by us, cash or property in accordance with its terms;

•	to impair the right to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any debt security (or in the case of redemption, on or after the date fixed for redemption); or

•	to modify any of the above provisions of the indenture, except to increase the percentage in principal amount of debt securities of any series whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

In addition, we and the trustee with respect to the indenture may enter into supplemental indentures without the consent of the holders of the debt securities for one or more of the following purposes:

•	to evidence that another person has become our successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes our covenants, agreements, and obligations in the indenture and in the debt securities;

•	to surrender any of our rights or powers under the indenture, to add to our covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of debt securities, and to make a default in any of these additional covenants, restrictions, conditions, or provisions a default or an event of default under the indenture;

•	to cure any ambiguity or to make corrections to the indenture, any supplemental indenture, or any debt securities, or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of debt securities of any series;

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

•	to add to or change any of the provisions of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium, or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as none of these actions adversely affects the interests of the holders of debt securities or any coupons of any series in any material respect or permits the issuance of debt securities of any series in uncertificated form;

•	to add guarantees with respect to the debt securities or to secure the debt securities;

•	to make any change that does not adversely affect the rights of any holder of a series of debt securities under the indenture;

•	to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as the addition, change, or elimination not otherwise permitted under the indenture will (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of that provision nor modify the rights of the holders of that debt security with respect to that provision or (2) become effective only when there is none of that debt security outstanding;

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as necessary to provide for the administration of the indenture by more than one trustee; and

•	to establish the form or terms of debt securities and coupons of any series.

The Trustee

JPMorgan Chase Bank, successor to Chase Bank of Texas, National Association and Texas Commerce Bank National Association, will act as the initial trustee, paying agent, transfer agent and registrar with respect to the notes. JPMorgan Chase Bank is also the trustee under all other series of debt securities we have issued under the indenture and acts as a depositary for funds of, performs certain other services for, and transacts other banking business with us and certain of our subsidiaries in the normal course of business. JPMorgan Chase Bank is a participating lender under our current multiyear credit facility, a counterparty in some of our foreign exchange transactions, a participant in one of our structured financing transactions and a paying agent for our domestic commercial paper programs. The address of the trustee is 600 Travis, Suite 1150, Houston, Texas 77002.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York of the United States of America.

REGISTRATION RIGHTS

In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. This agreement provides that we will use our reasonable commercial efforts:

•	to file with the SEC a registration statement under the Securities Act of 1933 relating to an exchange offer of the exchange notes for the old notes under the Securities Act of 1933;

•	to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933 of 1933 within 270 days after June 30, 2003 and to keep the exchange offer registration statement effective until the closing of the exchange offer; and

•	unless the exchange offer would not be permitted by applicable law or SEC policy, to cause the exchange offer to be consummated within 315 days after June 30, 2003.

As promptly as practicable after the exchange offer registration statement becomes effective, we will offer the holders of old notes who are not prohibited by any law or policy of the SEC from participating in the exchange offer the opportunity to exchange their old notes for exchange notes. We will keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the exchange offer is mailed to the registered holders of the notes. For each note validly tendered to us pursuant to the exchange offer and not withdrawn by the holder thereof, the holder of such note will receive an exchange note having a principal amount equal to that of the surrendered note.

Under the following circumstances, we will use our reasonable commercial efforts to file and to cause to become effective under the Securities Act of 1933 a shelf registration statement to cover resales of the old notes by those holders who provide required information in connection with that shelf registration statement:

•	if any change in law or applicable interpretations by the staff of the SEC does not permit us to effect the exchange offer as contemplated by the registration rights agreement;

•	if the exchange offer is not consummated within 315 days after June 30, 2003; or

•	if any initial purchaser of old notes notifies us within 20 business days following consummation of the exchange offer that:

•	it is not permitted by any applicable law or interpretations to participate in the exchange offer;

•	it may not resell the exchange notes with this prospectus; or

•	it is a broker dealer and owns old notes acquired directly from us or one of our affiliates.

If applicable, we will use our reasonable commercial efforts to keep such shelf registration statement effective for a period of up to two years after May 27, 2003 (plus the number of days in any suspension period). We will have the ability to suspend the availability of the shelf registration statement in limited circumstances.

If any registration default with respect the old notes occurs, we will become obligated to pay additional interest on the old notes at the rate of 0.25% per year. This rate will increase by an additional 0.25% per year if we have not cured the registration default within 90 days. The additional interest rate will continue until we have cured all registration defaults. In no event will the rate of additional interest exceed 0.50% per year.

A registration default with respect to the old notes will occur if, among other things:

•	we have not consummated the exchange offer on or prior to 315 days after June 30, 2003; or

•	after the exchange offer registration statement or a shelf registration statement is filed and declared effective, we withdraw the registration statement or it becomes subject to an effective stop order suspending the effectiveness of the registration statement and it is not succeeded within 30 days by an amendment thereto or a new registration statement.

If you desire to tender your old notes, you will be required to make to us the representations described under “The Exchange Offer—Procedures for Tendering—Your Representations to Us” to participate in the exchange offer. In addition, we may require you to deliver information that we will use in connection with the shelf registration statement to have your old notes included in the shelf registration statement. If you sell old notes under the shelf registration statement, you generally will:

•	be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers;

•	be subject to applicable civil liability provisions under the Securities Act in connection with those sales; and

•	be bound by the provisions of the registration rights agreement applicable to you.

•	This description of the registration rights agreement is a summary only. For more information, you may read the provisions of the agreement, which we have filed with the SEC. See “Where You Can Find More Information.”

BOOK ENTRY DELIVERY AND SETTLEMENT

We will issue the exchange notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form, without interest coupons. The global notes will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee. The global notes will be deposited on behalf of the acquirors of the exchange notes for credit to the respective accounts of the acquirors or to such other accounts as they may direct at DTC or, with respect to notes sold to non-U.S. persons in reliance on Regulation S under the Securities Act of 1933, at Euroclear Bank, S.A./N.V., as operator of the Euroclear System, or Clearstream Banking, société anonyme. Please Read “The Exchange Offer—Book-Entry Transfer.”

Certificated Notes

Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes, upon surrender by DTC of the global notes, if (i) we notify the trustee in writing that DTC or any successor depositary (the “depositary”) is no longer willing or able to act as a depositary for the global notes or DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture or (iii) upon the occurrence of certain other events as provided pursuant to the indenture.

Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Banking set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the initial purchasers take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

Regarding DTC.    According to DTC, the following information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind. We have obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we believe are reliable. However, we take no responsibility for the accuracy of this information.

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include:

•	both U.S. and non-U.S. securities brokers and dealers;

•	banks;

•	trust companies;

•	clearing corporations; and

•	certain other organizations.

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants” and, together with the direct participants, the “participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note, referred to as a beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Note.

Neither we nor the trustee shall be liable for any delay by the depositary, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes, and each such person may conclusively rely on, and shall be protected in relying on, instructions from the depositary or nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

So long as the depositary for the Global Note, or its nominee, is the registered owner of the Global Note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the indenture. Except as described above, beneficial owners will not:

•	be entitled to have notes represented by the Global Note registered in their names;

•	receive or be entitled to receive physical delivery of notes in definitive form; and

•	be considered the owners or holders thereof under the indenture.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions, and dividend payments on the notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, its nominee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depositary with respect to the notes at any time by giving us reasonable notice. Under such circumstances, in the event that we do not obtain a successor securities depositary, note certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, note certificates will be printed and delivered.

We cannot assure you that DTC will distribute payments on the notes made to DTC or its nominee as the registered owner or any redemption or other notices to the participants, or that the participants or others will distribute the payments or notices to the beneficial owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this prospectus. Beneficial owners should make appropriate arrangements with their broker or dealer regarding distribution of information regarding the notes that may be transmitted by or through DTC.

Procedures for DTC and Cross Market Transfers.    Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Banking participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Banking.

Because of time zone differences, the notes account of a Euroclear or Clearstream Banking participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Banking participant, during the notes settlement processing day (which must be a business day for Euroclear and Clearstream Banking) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Banking as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream Banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC’s settlement date.

Although DTC, Euroclear and Clearstream Banking have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

FEDERAL INCOME TAX CONSEQUENCES

We have based the following discussion on the current provisions of the Internal Revenue Code of 1986, applicable Treasury regulations, judicial authority and administrative rulings and practice. We have not obtained an opinion of counsel and have not sought and will not seek a ruling from the IRS. Moreover, future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conditions described in this section. Any such changes or interpretations may be retroactive and could affect the tax consequences to you. If you are an insurance company, tax-exempt organization, financial institution, broker-dealer, foreign corporation or person who is not a citizen or resident of the United States, you may be subject to special rules we have not discussed. We recommend that you consult your own tax advisor as to the particular tax consequences of exchanging your old notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws.

We believe that the exchange of old notes for exchange notes in the exchange offer will not be treated as an exchange for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes you receive should be treated as a continuation of the old notes in your hands. As a result, there should be no federal income tax consequences to your exchanging old notes for exchange notes in the exchange offer.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer exchange notes issued in the exchange offer in exchange for old notes if:

•	you acquire exchange notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of exchange notes.

We believe that you may not transfer exchange notes issued in the exchange offer in exchange for old notes if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act of 1933;

•	a broker-dealer that acquired old notes directly from us; or

•	a broker-dealer that acquired old notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933.

The information described above concerning interpretations of and positions taken by the SEC staff is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.

If you wish to exchange your old notes for exchange notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Procedures for Tendering—Your Representations to Us” of this prospectus and in the letter of transmittal.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by it as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the closing date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of such methods of resale.

The prices at which these sales occur may be:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933.

For one year after the closing of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of counsel for the holders of the old notes, other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act of 1933.

TRANSFER RESTRICTIONS ON THE OLD NOTES

The old notes were not registered under the Securities Act of 1933. Accordingly, we offered and sold the old notes only in private sales exempt from or not subject to the registration requirements of the Securities Act of 1933:

•	to qualified institutional buyers under Rule 144A under the Securities Act of 1933; and

•	to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act of 1933.

You may not offer or sell those old notes in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from or not subject to the Securities Act of 1933 registration requirements.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Baker Botts L.L.P., Dallas, Texas. James A. Baker, III, a partner of Baker Botts L.L.P., is a member of our board of directors.

EXPERTS

The consolidated financial statements and schedule of EDS as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory paragraph for EDS’ adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets.

NON-GAAP FINANCIAL MEASURES

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated by reference in this prospectus, contains information about free cash flow, which is a non-GAAP financial measure. We reported free cash flow of $330 million, $197 million and $1,015 million for the years ended December 31, 2000, 2001 and 2002, respectively. During those periods, free cash flow was measured as net cash provided by operating activities, less capital expenditures. Capital expenditures for those periods was net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds from divested assets, payments related to acquisitions, net of cash acquired, and payments for purchases of marketable securities. Free cash flow for 2000, 2001 and 2002 referenced above reflects net cash provided by operating activities of $1,559 million, $1,722 million and $2,246 million, respectively, less capital expenditures of $1,229 million, $1,525 million and $1,231 million, respectively. We report free cash flow to enable investors to differentiate between cash generated by our ongoing business operations and cash generated or used by events or transactions unrelated to those operations. Free cash flow is also used by management in establishing internal performance targets.

$1,100,000,000

Electronic Data Systems Corporation

Offer to Exchange

6.0% Senior Notes due 2013, Series B

for all outstanding

6.0% Senior Notes due 2013, Series A

Prospectus

                            , 200

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

Section l45(d) of the DGCL provides that any indemnification under Sections 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section l45(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145.

Restated Certificate of Incorporation

Article Seventh of the Restated Certificate of Incorporation of EDS provides that no director of EDS shall be personally liable to EDS or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that such Article Seventh does not eliminate or limit the liability of a director (l) for any breach of such director’s duty of loyalty to EDS or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (which relates to certain unlawful dividend payments or stock purchases or redemptions), as the same exists or may hereafter be amended, supplemented or replaced, or (4) for a transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of EDS, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the DGCL, as so amended. Furthermore, any repeal or modification of Article Seventh of the Restated Certificate of Incorporation by the stockholders of EDS shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of EDS existing at the time of such repeal or modification.

Amended and Restated Bylaws

Article VI of the Amended and Restated Bylaws of EDS provides that (1) EDS shall indemnify to the fullest extent permitted by Section 145 of the DGCL each person who at any time shall serve or shall have served as a director, officer, employee or agent of EDS, or any person who, while a director, officer or employee of EDS, is or was serving at the written request of EDS (in accordance with written procedures adopted from time to time by the Board of Directors of EDS) as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, (2) EDS shall advance expenses incurred by a person who is a current or former director of EDS or a current officer of EDS, and (3) EDS shall advance expenses to current and former employees and former officers, subject to the right of EDS to refuse to advance expenses if the known facts indicate that such person acted in bad faith or otherwise not in the best interests of EDS.

Indemnification Agreements

EDS has entered into Indemnification Agreements (the “Indemnification Agreements”) with its directors and certain of its officers, (the “Indemnitees”). Under the terms of the Indemnification Agreements, EDS has generally agreed to indemnify, and advance expenses to, each Indemnitee to the fullest extent permitted by applicable law on the date of such agreements and to such greater extent as applicable law may thereafter permit. In addition, the Indemnification Agreements contain specific provisions pursuant to which we have agreed to indemnify each Indemnitee (i) if such person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of EDS or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which the person was serving at the request of EDS (any such status being hereinafter referred to as a “Corporate Status”), made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding (each, a “Proceeding”), other than a Proceeding by or in the right of EDS, (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any Proceeding brought by or in the right of

EDS to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Indemnitee shall have been adjudged to be liable to EDS if applicable law prohibits such indemnification (unless and only to the extent that a court shall otherwise determine), (iii) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any Proceeding to which such Indemnitee was or is a party by reason of his or her Corporate Status and in which such Indemnitee is successful, on the merits or otherwise, (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any Proceeding at a time when such person is not a party in the Proceeding and (v) against expenses actually and reasonably incurred by such person in any judicial adjudication of or any award in arbitration to enforce his or her rights under the Indemnification Agreements.

Furthermore, under the terms of the Indemnification Agreements, EDS has agreed to pay all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding, whether brought by or in the right of EDS or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by EDS of a written request from such Indemnitee for such payment. In the Indemnification Agreements, each Indemnitee has agreed that he or she will reimburse and repay EDS for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by EDS against such expenses.

The Indemnification Agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a “Change in Control” (as defined in the Indemnification Agreements) of EDS.

Insurance

EDS has obtained and intends to maintain in effect directors’ and officers’ liability insurance policies providing customary coverage for its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of EDS.

The above discussion of EDS’ Restated Certificate of Incorporation and Amended and Restated Bylaws, the Indemnification Agreements and Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such documents and statute.

ITEM 21.    Exhibits And Financial Statement Schedules.

(a)    Exhibits

The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are indicated below.

INDEX TO EXHIBITS

Exhibit Number	Exhibit
3.1	Restated Certificate of Incorporation of Electronic Data Systems Corporation (incorporated herein by reference to Exhibit 3(a) to our Current Report on Form 8-K dated June 7, 1996).

3.2	Amended and Restated Bylaws of Electronic Data Systems Corporation, as amended through April 22, 2003 (incorporated herein by reference to Exhibit 3 to the amendment to our Registration Statement on Form 8-A dated April 24, 2003).

4.1	Indenture, dated August 12, 1996, between Electronic Data Systems Corporation and JPMorgan Chase Bank (formerly Chase Bank of Texas, National Association and Texas Commerce Bank, National Association), as Trustee (incorporated herein by reference to Exhibit 4 to our Registration Statement on Form S-3 (Registration No. 333-10145)).

4.2	Fifth Supplemental Indenture, dated as of June 30, 2003, between Electronic Data Systems Corporation and JPMorgan Chase Bank (incorporated herein by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4.3	Registration Rights Agreement, dated as of June 30, 2003, among Electronic Data Systems Corporation, Banc of America Securities LLC and Citigroup Global Markets Inc.

4.4	Form of 6.0% Note due 2013, Series B (included in Exhibit A to Exhibit 4.2).

5.1	Opinion of Baker Botts L.L.P.

12.1	Computation of ratio of earnings to fixed charges.

23.1	Consent of KPMG LLP, independent auditors.

23.2	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement).

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of JPMorgan Chase Bank, as trustee under the Indenture on Form T-1.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Depository Trust Company Participants.

99.4	Form of Letter to Clients.

(b)    Financial Statement Schedules

Not applicable.

ITEM 22.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(e)    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 15th day of August, 2003.

ELECTRONIC DATA SYSTEMS CORPORATION

By:	/s/ MICHAEL H. JORDAN

Michael H. Jordan Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael H. Jordan, Jeffrey M. Heller, Robert H. Swan and D. Gilbert Friedlander, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ MICHAEL H. JORDAN Michael H. Jordan	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2003

/s/ JEFFREY M. HELLER Jeffrey M. Heller	President, Chief Operating Officer and Director	August 15, 2003

/s/ ROBERT H. SWAN Robert H. Swan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 15, 2003

/s/ MICHAEL MILTON Michael Milton	Controller (Principal Accounting Officer)	August 15, 2003

Signature	Title	Date

James A. Baker, III	Director	August , 2003

/S/ ROGER A. ENRICO Roger A. Enrico	Director	August 15, 2003

/S/ WILLIAM H. GRAY, III William H. Gray, III	Director	August 15, 2003

/S/ RAY J. GROVES Ray J. Groves	Director	August 15, 2003

/S/ FRED HASSAN Fred Hassan	Director	August 15, 2003

/S/ RAY L. HUNT Ray L. Hunt	Director	August 15, 2003

/S/ C. ROBERT KIDDER C. Robert Kidder	Director	August 15, 2003

/S/ JUDITH RODIN Judith Rodin	Director	August 15, 2003

INDEX TO EXHIBITS

Exhibit Number	Exhibit

3.1	Restated Certificate of Incorporation of Electronic Data Systems Corporation (incorporated herein by reference to Exhibit 3(a) to our Current Report on Form 8-K dated June 7, 1996).

3.2	Amended and Restated Bylaws of Electronic Data Systems Corporation, as amended through April 22, 2003 (incorporated herein by reference to Exhibit 3 to the amendment to our Registration Statement on Form 8-A dated April 24, 2003).

4.1	Indenture, dated August 12, 1996, between Electronic Data Systems Corporation and JPMorgan Chase Bank (formerly Chase Bank of Texas, National Association and Texas Commerce Bank, National Association), as Trustee (incorporated herein by reference to Exhibit 4 to our Registration Statement on Form S-3 (Registration No. 333-10145)).

4.2	Fifth Supplemental Indenture, dated as of June 30, 2003, between Electronic Data Systems Corporation and JPMorgan Chase Bank (incorporated herein by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4.3	Registration Rights Agreement, dated as of June 30, 2003, among Electronic Data Systems Corporation, Banc of America Securities LLC and Citigroup Global Markets Inc.

4.4	Form of 6.0% Note due 2013, Series B (included in Exhibit A to Exhibit 4.2).

5.1	Opinion of Baker Botts L.L.P.

12.1	Computation of ratio of earnings to fixed charges.

23.1	Consent of KPMG LLP, independent auditors.

23.2	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement).

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of JPMorgan Chase Bank, as trustee under the Indenture on Form T-1.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Depository Trust Company Participants.

99.4	Form of Letter to Clients.